EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                             SECOND QUARTER 1998


(1) In the second quarter of 1998 TransCapacity L.P. was operational and was actively marketing their Capacity Scout System.

(2) EUA Energy advanced $798,000 in loans to TransCapacity in the second quarter of 1998. On a cumulative basis EUA has invested $16,658,000 in TransCapacity.

(3) Services were provided by three (3) EUA Service Corporation staff personnel in the following areas: Management and Taxation.

(4)  TransCapacity L.P. Financial Statements for the second quarter 1998.

                     TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED BALANCE SHEET
                                June 30, 1998
                                 (Unaudited)
                           (In Thousands of Dollars)

                                  ASSETS
Fixed Assets:
    Property and equipment, net                        $311
    Other Assets                                        277
           Total fixed Assets                           588
Current Assets:
    Cash and temporary Cash Investments                 154
    Accounts Receivable                                  64
    Prepayments and Other Assets                         54
    Total Current Assets                                272
TOTAL ASSETS                                           $860

                               LIABILITIES
Partnership Equity:
    Partnership Equity - EUA TransCapacity         ($14,135)
    Partnership Equity - NCRSCo                        (367)
    Partnership Equity - TransCapacity SC              (539)
           Total Common Equity                      (15,041)
Long Term Liabilities:
    Notes Payable to EUA Energy                      12,808
           Total Long Term Liabilities               12,808
           Total Capitalization                      (2,233)
Current Liabilities:
    Accounts Payable                                     32
    Current portion of capital lease liability            1
    Notes Payable                                        55
    Accrued Expenses                                  2,926
    Deferred Revenue                                     79
           Total Current Liabilities                  3,093
TOTAL LIABILITIES AND EQUITY                           $860


                       TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED INCOME STATEMENT
                       For the Period Ended June 30, 1998
                                  (Unaudited)
                           (In Thousands of Dollars)

                                      QUARTER ENDED     YTD

Operating Income                              $92      $155

Operating Expenses:
    Data Acquisition/Comm  Expenses            42       101
    Research and Development Expenses         121       255
    General and Administrative Expenses       649     1,289
    Depreciation & Amortization                87       192
           Total Operating Expenses           899     1,837
Operating Income                             (807)   (1,682)
Other Income and Deductions                   (19)      (21)
    Income Before Interest Charges           (826)   (1,703)
Interest Charges                              289       596
    Income After Interest Charges          (1,133)   (2,299)
Pre-tax Net Income                        ($1,133)  ($2,299)


                     TRANSCAPACITY LIMITED PARTNERSHIP
                           STATEMENT OF CASH FLOWS
                     For the Six Months Ended June 30, 1998
                                 (Unaudited)
                           (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income                              ($2,299)
    Depreciation & Amortization                         192
    Change in Assets and Liabilities:
        Accounts & Notes Receivable                     (44)
        Accounts & Notes Payable                         24
        Accrued Expenses                                590
        Other (Net)                                     120
           Net Operating Activities                  (1,417)
Financing Activities:
    Long Term Debt                                    1,558
Other (Net)                                              (2)
Net Financing Activities                              1,556
Investing Activities:
    Payments for Affiliate Expenses                     (25)
    Capital Expenditures                                (69)
           Net Investing Activities                     (94)
Cash Provided (Used)                                    $45


                     EUA ENERGY INVESTMENT CORPORATION
                        INVESTMENT IN TRANSCAPACITY L.P.
                               SECOND QUARTER 1998

(5) Number of transactions processed by TransCapacity L.P. during the second quarter of 1998.
     Answer - 889

     Number of transactions processed by TransCapacity L.P. during the second quarter of 1998 for customers located in New England.
     Answer - 24

(6) Number of TransCapacity L.P. customers as of the end of the second quarter of 1998.
     Answer -  13

     Number of TransCapacity L.P. customers as of the end of the second quarter of 1998 located in New England.
     Answer - ONE